NEWS

For Immediate release

For additional information contact:

Marty Schwenner
Vice President, Chief Financial Officer
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

New York Stock Exchange Accepts Magnetek's Continued Listing Plan

Menomonee Falls, Wis., November 3, 2011 - Magnetek, Inc. (“Magnetek” or the “Company”) today announced that the New York Stock Exchange (“NYSE”) notified the Company that it has accepted the Company's proposed plan for continued listing on the NYSE. The Listings and Compliance Committee (the “Committee”) of the NYSE has chosen, at its discretion, to truncate the plan period for regaining compliance, given the Company's recurrence of having fallen below the continued listing standards.

As previously disclosed in a press release issued and Form 8-K filed on September 9, 2011, Magnetek received a notice from the NYSE that it was considered "below criteria" because the Company's total average market capitalization over a consecutive 30-day trading period and its most recently reported stockholders' equity each amounted to less than $50 million.

As a result of the NYSE's acceptance of Magnetek's plan, the Company's stock will continue to be listed on the NYSE, pending quarterly reviews by the Committee to assess progress against the plan. The Company has until June 30, 2012, to regain compliance with the NYSE's continued listing standards described above.

Independent of the above requirements, the Company was notified on October 26, 2011, of its non-compliance with the NYSE's listing standard relating to the price of its common stock, which requires a minimum average closing price of $1.00 per share over 30 consecutive trading days. The Company has a period of six months (the “cure period”) to bring its average share price back above $1.00. Under the NYSE rules, the Company's common stock will continue to be listed on the NYSE during the cure period, subject to the Company's compliance with the other continued listing requirements. The Company plans to notify the NYSE within 10 days of receipt of the letter that it intends to cure the deficiency. The Company is not required to submit a business plan to the NYSE pertaining to the average share price.

Magnetek, Inc. manufactures digital power and motion control systems used in material handling, people moving and energy delivery.  The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing facilities in Pittsburgh, Pa., Canonsburg, Pa. and Mississauga, Ontario, Canada, as well as Menomonee Falls.

Special Note Regarding Online Availability of Magnetek Releases and Filings
All Magnetek financial news releases and filings with the Security and Exchange Commission (“SEC”) are posted to the Magnetek website. Material and financial releases as well as SEC filings are available at www.magnetek.com. Automatic email alerts for these postings are available from the Investor Relations section of the site. Corporate and general releases as well as product information are also available at www.magnetek.com.
Special Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control, including (1) the potential inability to achieve timely compliance with the NYSE's continued listing standards, and (2) the potential for the Company to be considered below criteria with respect to other NYSE listing standards. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and alternative energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company's ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.